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                                                                      Exhibit 21


List of Subsidiaries
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Auslog Pty. Ltd. (Australia)
Caduceon Inc.
ChemiCorp International, Inc. (Delaware)
IDS Services LLC (Delaware)
Megafisica Survey Aerolevantamentos S.A. (Brazil)
Scintrex Europe S.A.R.L. (France)
Scintrex Inc. (New York)
Scintrex Limited (Ontario)
Scintrex Pty. Ltd. (Australia)